Exhibit 10.4

28 May 2025

Sherina Low Yeen Mei

138A Yuan Ching Road

#22-07

Singapore 611138

NRIC No: S8014438E

Dear Sherina,

Appointment as Chief Finance Officer (CFO)

The Company hereby appoints Sherina as the Chief Finance Officer of SMJ International Holdings Inc.

THE OFFER & CONDITIONS

1.	Gross Salary	S$7700.00 per month
2.	CPF Contribution	As per CPF Board regulation
3.	Termination Notice	Confirmed: 1 month notice or in lieu
4.	Performance Bonus	Depending on Company & Individual performance
5.	Working Hours	Mon – Fri: 8.30am – 6pm (Inclusive of 1 hour break time)

FRINGE BENEFITS

1.	Medical	Redeemable with up to S$500.00 annually
2.	Annual Leave	14 days after 1 year service
21 days after 5 year service
**All leave to be cleared yearly, no accumulation allowed,
no cash re-imbursement

DUTIES OF THE CFO

1.	The CFO is responsible for all key financial matters of the Group, report to and work closely with the Group’s board of directors.

2.	Partner with the board of directors to develop and implement strategies across the organisation.

3.	Oversee all compliance and recognition for material contracts, able to adapt continuing evolving environment and thrive in an autonomous, deadline-oriented workplace while managing the finance staff of the subsidiary.

Specific responsibilities include:

Finance

●	Oversee cash flow planning and ensure availability of funds as needed

●	Oversee cash, investment, forex and asset management

●	Oversee financing strategies and activities

●	Develop and utilise forward-looking, predictive models and activity-based financial analysis to provide insight into the organization’s operations and business plans

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Planning, policy and investor relations

●	Coordinate the development and monitoring of budgets

●	Develop financial business plans and forecasts

●	Participate in corporate policy development as a member of the senior management team

●	Engage the finance committee of the board of directors to develop short, medium and long term financial plans and projections

●	Represent the company to financial partners, including financial institutions, investors, auditors, public officials etc.

Accounting and administration

●	Oversee the accounting department to ensure proper maintenance of all accounting systems and function, supervise finance manager and finance staff

●	Ensure maintenance of appropriate internal controls and financial procedures

●	Ensure timeliness, accuracy, and usefulness of financial and management reporting to board of directors; oversee the preparation of and communication of monthly and annual financial statements

●	Coordinate audits and proper filing of tax returns

●	Ensure legal and regulatory compliance regarding all financial functions

We certainly hope that the above is set out in order, and wish you all the best.

CONFIDENTIALITY AGREEMENT

I agree that I understand that any information (written, verbal or other form) obtained during the performance of my duties must remain confidential. This includes all information about members, clients, families, employees and other associate organizations, as well as any other information otherwise marked or known to be confidential.

I understand that any unauthorized release or carelessness in the handling of this confidential information is considered a breach of the duty to maintain confidentiality.

I further understand that any breach of the duty to maintain confidentiality could be grounds for immediate dismissal and/or possible liability in any legal action arising from such breach.

Yours faithfully,	Agreed and accepted
SMJ International Holdings Inc.

Ms Rosie Lee	Sherina Low Yeen Mei
Chief Operating Officer	NRIC: S8014438E